EXHIBIT 99.1



               Nu-kote Files for Protection Under Chapter 11


     FRANKLIN, Tenn., Nov. 6 /PRNewswire/ -- Nu-kote Holding, Inc. (OTC Bulletin Board: NKOT) said today that the Company and certain of its subsidiaries have filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Middle District of Tennessee in Nashville.

     The Company believes that today's filing is in the best interests of the Company, its creditors, and other constituencies. Nu-kote has struggled financially under its current debt obligations which, in turn, has impacted the Company's ability to operate at full potential.

     Nu-kote has approximately $140 million of indebtedness under its credit facilities.

     Currently, the Company has no plans to close plants or other facilities. Nu-kote believes that its filing will not lead to any material delays in the production and/or distribution of products.

     Certain statements in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may involve known and unknown risks and other factors, many of which are described in Nu-kote's Form 10-K and other filings with the Securities and Exchange Commission, which may cause the actual results or achievements expressed or implied thereby to be materially different from such forward-looking statements. In addition, all forward-looking statements relating to Nu-kote's efforts to successfully reorganize under Chapter 11, are subject, among other things, to the formulation by Nu-kote of an acceptable reorganization plan, the consent of certain of its creditors and other security holders to such plan, and bankruptcy court approval of such plan of reorganization.

     Through its operating subsidiaries, Nu-kote produces supplies for printers, copiers, fax machines and ink jet printers, sold primarily in North America and Europe.

SOURCE    Nu-kote Holding, Inc.

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/CONTACT: Phillip L. Theodore, Chief Financial Officer of Nu-kote Holding,
          800-448-1422, or 615-794-9000, Extension 502, or Jack Maddigan of
          Maddigan Communications, 412-344-9050, for Nu-kote Holding/(NKOT)

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